Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Reports Third-Quarter 2025 Financial Results

Waltham, Mass., November 7, 2025 – Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the third quarter ended September 30, 2025.

CEO Commentary

“Global performed well in the third quarter, consistent with our expectations, reflecting our operational strength, focused execution, and the disciplined way we continue to grow and optimize our business,” said Eric Slifka, Global Partners’ President and Chief Executive Officer. “We delivered a strong performance in our Wholesale segment, fueled by the continued growth and scale of our terminal network, an investment that’s enhancing how we move energy and products across our footprint. While our Gasoline Distribution and Station Operations segment experienced lower fuel margins compared with the strong margin environment in Q3 2024, our focus remains clear: operate with discipline, invest wisely, and keep optimizing our assets to drive sustainable growth and long-term value for our unitholders. We’re proud of the progress we’ve made and confident in the opportunities ahead as we continue to put our energy to work across every part of our business.”

Third-Quarter 2025 Financial Highlights

Net income was $29.0 million, or $0.66 per diluted common limited partner unit, for the third quarter of 2025, compared with $45.9 million, or $1.17 per diluted common limited partner unit, in the same period of 2024.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $97.1 million in the third quarter of 2025 compared with $119.1 million in the same period of 2024.

Adjusted EBITDA was $98.8 million in the third quarter of 2025 versus $114.0 million in the same period of 2024.

Distributable cash flow (DCF) was $53.0 million in the third quarter of 2025 compared with $71.1 million in the same period of 2024.

Adjusted DCF was $53.3 million in the third quarter of 2025 compared with $71.6 million in the same period of 2024.

Gross profit was $271.4 million in the third quarter of 2025 compared with $286.0 million in the same period of 2024.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $303.9 million in the third quarter of 2025 compared with $318.3 million in the same period of 2024.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and nine months ended September 30, 2025, and 2024.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $218.9 million in the third quarter of 2025 compared with $237.7 million in the same period of 2024. Product margin from gasoline distribution was $144.8 million compared with $164.1 million in the year-earlier period, reflecting lower retail fuel volume and margin. Product margin from station operations was $74.1 million in the third quarter of 2025 compared with $73.6 million in the third quarter of 2024.

Wholesale segment product margin was $78.0 million in the third quarter of 2025 compared with $71.1 million in the same period of 2024. Gasoline and gasoline blendstocks product margin was $61.5 million in the third quarter of 2025 compared with $43.0 million in the same period of 2024. Product margin from distillates and other oils was $16.5 million in the third quarter of 2025 compared with $28.1 million in the same period of 2024.

Commercial segment product margin was $7.0 million in the third quarter of 2025 compared with $9.5 million in the same period of 2024.

Total sales were $4.7 billion in the third quarter of 2025 compared with $4.4 billion in the same period of 2024. Wholesale segment sales were $3.1 billion in the third quarter of 2025 compared with $2.7 billion in the same period of 2024. GDSO segment sales were $1.3 billion in the third quarter of 2025 compared with $1.4 billion in the same period of 2024. Commercial segment sales were $297.8 million in the third quarter of 2025 compared with $277.1 million in the third quarter of 2024.

Total volume was 1.9 billion gallons in the third quarter of 2025 compared with 1.7 billion gallons in the same period of 2024. Wholesale segment volume was 1.4 billion gallons in the third quarter of 2025 compared with 1.2 billion gallons in the same period of 2024. GDSO volume was 390.8 million gallons in the third quarter of 2025 compared with 412.7 million gallons in the same period of 2024. Commercial segment volume was 149.2 million gallons in the third quarter of 2025 compared with 122.6 million gallons in the same period of 2024.

Recent Developments

•	Global announced a cash distribution of $0.7550 per unit ($3.02 per unit on an annualized basis) on all of its outstanding common units from July 1, 2025 through September 30, 2025. The distribution will be paid on November 14, 2025 to unitholders of record as of the close of business on November 10, 2025.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2025 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 55 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global Partners, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Sales	$4,694,416	$4,422,238	$13,913,538	$12,977,328
Cost of sales	4,423,048	4,136,189	13,114,567	12,188,260
Gross profit	271,368	286,049	798,971	789,068

Costs and operating expenses:
Selling, general and administrative expenses	76,289	70,495	224,781	212,646
Operating expenses	132,505	137,126	394,883	387,235
Amortization expense	1,275	2,288	4,063	6,146
Net gain on sale and disposition of assets	(136)	(7,805)	(2,355)	(10,609)
Long-lived asset impairment	20	492	231	492
Total costs and operating expenses	209,953	202,596	621,603	595,910

Operating income	61,415	83,453	177,368	193,158

Other income (loss) and (expense):
Income (loss) from equity method investments	655	(147)	3,071	(1,872)
Interest expense	(33,316)	(35,129)	(103,878)	(100,356)
Loss on early extinguishment of debt	(176)	-	(2,971)	-

Income before income tax benefit (expense)	28,578	48,177	73,590	90,930

Income tax benefit (expense)	447	(2,255)	(671)	(4,461)

Net income	29,025	45,922	72,919	86,469

Less: General partner's interest in net income, including incentive distribution rights	4,799	4,118	13,826	11,056
Less: Preferred limited partner interest in net income	1,781	1,781	5,343	7,794
Less: Redemption of Series A preferred limited partner units	-	-	-	2,634

Net income attributable to common limited partners	$22,445	$40,023	$53,750	$64,985

Basic net income per common limited partner unit (1)	$0.66	$1.18	$1.59	$1.92

Diluted net income per common limited partner unit (1)	$0.66	$1.17	$1.57	$1.90

Basic weighted average common limited partner units outstanding	33,874	33,781	33,893	33,884

Diluted weighted average common limited partner units outstanding	34,157	34,193	34,239	34,255

(1)   Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses.  Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$17,932	$8,208
Accounts receivable, net	521,482	472,591
Accounts receivable - affiliates	5,051	6,250
Inventories	478,511	594,072
Brokerage margin deposits	20,599	20,135
Derivative assets	8,183	13,710
Prepaid expenses and other current assets	82,363	92,414
Total current assets	1,134,121	1,207,380

Property and equipment, net	1,653,924	1,706,605
Right of use assets, net	323,033	302,199
Intangible assets, net	14,620	18,683
Goodwill	421,913	421,913
Equity method investments	112,472	92,709
Other assets	40,201	38,709

Total assets	$3,700,284	$3,788,198

Liabilities and partners' equity
Current liabilities:
Accounts payable	$486,343	$509,975
Working capital revolving credit facility - current portion	140,600	129,500
Lease liability - current portion	55,020	56,780
Environmental liabilities - current portion	7,704	7,704
Trustee taxes payable	63,487	66,753
Accrued expenses and other current liabilities	167,245	223,304
Derivative liabilities	13,506	6,105
Total current liabilities	933,905	1,000,121

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	124,800	167,000
Senior notes	1,231,996	1,186,723
Lease liability - less current portion	274,134	251,745
Environmental liabilities - less current portion	89,034	91,367
Financing obligations	130,972	134,475
Deferred tax liabilities	64,523	63,548
Other long-term liabilities	68,436	76,606
Total liabilities	3,017,800	3,071,585

Partners' equity	682,484	716,613

Total liabilities and partners' equity	$3,700,284	$3,788,198

GLOBAL PARTNERS LP

FINANCIAL RECONCILIATIONS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$61,480	$43,024	$177,443	$143,197
Distillates and other oils	16,499	28,118	85,908	69,230
Total	77,979	71,142	263,351	212,427
Gasoline Distribution and Station Operations segment:
Gasoline distribution	144,763	164,122	408,430	433,065
Station operations	74,132	73,590	206,216	213,831
Total	218,895	237,712	614,646	646,896
Commercial segment	6,998	9,509	20,248	22,699
Combined product margin	303,872	318,363	898,245	882,022
Depreciation allocated to cost of sales	(32,504)	(32,314)	(99,274)	(92,954)
Gross profit	$271,368	$286,049	$798,971	$789,068

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$29,025	$45,922	$72,919	$86,469
Depreciation and amortization	35,236	35,753	107,265	103,505
Interest expense	33,316	35,129	103,878	100,356
Income tax (benefit) expense	(447)	2,255	671	4,461
EBITDA (1)	97,130	119,059	284,733	294,791
Net gain on sale and disposition of assets	(136)	(7,805)	(2,355)	(10,609)
Long-lived asset impairment	20	492	231	492
(Income) loss from equity method investment (2)	(249)	147	(1,125)	2,076
EBITDA related to equity method investment (2)	2,033	2,063	6,732	4,532
Adjusted EBITDA (1)	$98,798	$113,956	$288,216	$291,282

Reconciliation of net cash provided by (used in) operating activities to EBITDA and adjusted EBITDA:
Net cash provided by (used in) operating activities	$19,026	$122,709	$183,756	$(35,647)
Net changes in operating assets and liabilities and certain non-cash items	45,235	(41,034)	(3,572)	225,621
Interest expense	33,316	35,129	103,878	100,356
Income tax (benefit) expense	(447)	2,255	671	4,461
EBITDA (1)	97,130	119,059	284,733	294,791
Net gain on sale and disposition of assets	(136)	(7,805)	(2,355)	(10,609)
Long-lived asset impairment	20	492	231	492
(Income) loss from equity method investment (2)	(249)	147	(1,125)	2,076
EBITDA related to equity method investment (2)	2,033	2,063	6,732	4,532
Adjusted EBITDA (1)	$98,798	$113,956	$288,216	$291,282

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$29,025	$45,922	$72,919	$86,469
Depreciation and amortization	35,236	35,753	107,265	103,505
Amortization of deferred financing fees	1,935	1,872	5,593	5,576
Amortization of routine bank refinancing fees	(1,287)	(1,193)	(3,714)	(3,580)
Maintenance capital expenditures	(11,929)	(11,221)	(31,421)	(31,904)
Distributable cash flow (1)(3)(4)	52,980	71,133	150,642	160,066
(Income) loss from equity method investment (2)	(249)	147	(1,125)	2,076
Distributable cash flow from equity method investment (2)	558	359	2,594	(111)
Adjusted distributable cash flow (1)(4)	53,289	71,639	152,111	162,031
Distributions to preferred unitholders (5)	(1,781)	(1,781)	(5,343)	(7,794)
Adjusted distributable cash flow after distributions to preferred unitholders	$51,508	$69,858	$146,768	$154,237

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by (used in) operating activities	$19,026	$122,709	$183,756	$(35,647)
Net changes in operating assets and liabilities and certain non-cash items	45,235	(41,034)	(3,572)	225,621
Amortization of deferred financing fees	1,935	1,872	5,593	5,576
Amortization of routine bank refinancing fees	(1,287)	(1,193)	(3,714)	(3,580)
Maintenance capital expenditures	(11,929)	(11,221)	(31,421)	(31,904)
Distributable cash flow (1)(3)(4)	52,980	71,133	150,642	160,066
(Income) loss from equity method investment (2)	(249)	147	(1,125)	2,076
Distributable cash flow from equity method investment (2)	558	359	2,594	(111)
Adjusted distributable cash flow (1)(4)	53,289	71,639	152,111	162,031
Distributions to preferred unitholders (5)	(1,781)	(1,781)	(5,343)	(7,794)
Adjusted distributable cash flow after distributions to preferred unitholders	$51,508	$69,858	$146,768	$154,237

(1)  EBITDA, adjusted EBITDA, distributable cash flow ("DCF") and adjusted DCF include a loss on early extinguishment of debt of $0.2 million and $3.0 million for the three and nine months ended September 30, 2025, respectively, related to the redemption of the Partnership's 7.00% senior notes due 2027.

(2)  Represents the Partnership's proportionate share of income or loss, EBITDA and DCF, as applicable, related to the Partnership's 49.99% interest in its Spring Valley Partners Retail LLC joint venture, which is accounted for using the equity method.

(3)  As defined by the Partnership's partnership agreement, DCF is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4)  DCF and adjusted DCF include a net gain on sale and disposition of assets and long-lived asset impairment of $0.1 million and $7.3 million for the three months ended September 30, 2025 and 2024, respectively, and $2.1 million and $10.1 million for the nine months ended September 30, 2025 and 2024, respectively.  DCF also includes income (loss) of $0.2 million and ($0.1 million) for the three months ended September 30, 2025 and 2024, respectively, and $1.1 million and ($2.1 million) for the nine months ended September 30, 2025 and 2024, respectively, related to the Partnership's 49.99% interest in its Spring Valley Partners Retail LLC joint venture, which is accounted for using the equity method.

(5)  Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.  On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.